Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Amendment No. 1 to  Form S-4 of Yuma Delaware Merger Subsidiary, Inc. of our report dated April 5, 2016 relating to the financial statements of Davis Petroleum Acquisition Corp., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 3, 2016